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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT




                  This is an EMPLOYMENT AGREEMENT "Agreement" effective as of January 21, 1999 ("Effective Date"), between BOBBA VENKATADRI, an individual ("Employee"), and MOLECULAR BIOSYSTEMS, INC., a Delaware corporation ("the Company").

                  1.  EMPLOYMENT.

                           a.  POSITION.  The Company agrees to employ Employee
as its CHIEF EXECUTIVE OFFICER AND PRESIDENT.

                           b.  DUTIES.  Employee shall diligently, and to the
best of his ability, perform all such duties incident to his position and use his best efforts to promote the interests of the Company.

                           c. TIME TO BE DEVOTED TO EMPLOYMENT. Employee shall
devote his full time and energy to the business of the Company and shall not be engaged in any competitive business activity without the express written consent of the Company except Employee may serve on the Board of Directors of no more than two (2) other corporations (other than family businesses in India to which Employee does not devote substantial time) with the prior written approval of the Board of Directors. Employee hereby represents that he is not a party to any agreement which would be an impediment to entering into this Employment Agreement and that he is permitted to enter into this Employment Agreement and perform the obligations hereunder.

                           d.  AT-WILL EMPLOYMENT.  Employee shall be employed
on an at-will basis and may terminate his employment and may be terminated from his employment at any time with or without cause, subject to the severance payment provisions set forth in paragraphs 14 and 16 below.

                  2.  COMPENSATION AND BENEFITS.

                           a.  ANNUAL SALARY. In consideration of and as
compensation for the services agreed to be performed by Employee hereunder, the Company agrees to pay Employee, as of the Effective Date of this Agreement, an annual Base Salary of $315,000, payable in accordance with the Company's regular payroll schedule, less applicable withholdings and deductions. Employee's annual Base Salary is subject to being increased as part of the Company's annual salary review process. Changes to Employee's annual Base Salary, as well as other terms and conditions of his compensation, must be approved by the Board of Directors of the Company (the "Board").
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                           b.  ANNUAL BONUS.  Employee may be paid an annual
bonus to be determined by the Company's Board of Directors based on Employee's performance, the Company's performance, and any other reasonable factors determined by the Board of Directors.

                           c.  STOCK OPTIONS.  Employee shall be eligible for
additional stock option awards at the discretion of the Board of Directors. In the event of a termination Without Cause or a Constructive Termination not following a Change of Control, Employee shall have two years from the date of termination to exercise options vested as of the termination date, or any lesser period as mandated by law.

                           d.  PARTICIPATION IN BENEFIT PLANS. Employee shall be
eligible for family medical, dental, short and long term disability, life insurance coverages, eligibility in the Corporation's 401(k) plan, vacation and any other such benefits as are made available to the executives of the Corporation, all on such terms and conditions (including, where applicable, cost-sharing with the Employee) as are applicable to participants generally. The Company reserves the right to amend, modify or terminate any employee benefits at any time for any reason.

                           e.  REIMBURSEMENT OF EXPENSES.  The Company shall
reimburse Employee for all reasonable business expenses incurred by Executive on behalf of the Company provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, and (ii) Employee provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are reasonably required by the Company.

                  3. DEFINITIONS. The following definitions shall apply with respect to this agreement.

                           a.  BASE SALARY means the Employee's annual salary;
it shall not include overtime pay, commissions or any other benefits and special allowances for which the Employee is eligible (e.g., bonuses). If Employee's annual salary is adjusted following the Effective Date of this Agreement, the adjusted annual salary would then represent Employee's Base Salary. "Weekly Salary" shall mean the Base Salary divided by fifty-two. "Monthly Salary" shall mean Base Salary divided by 12.

                           b. CHANGE OF CONTROL shall mean a change in
ownership or control of the Company effected through any of the following transactions:

                                    (1) a merger, consolidation or
reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction, or

                                    (2) any stockholder-approved transfer or
other disposition of all or substantially all of the Company's assets, or


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                                    (3) the acquisition, directly or indirectly
by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, or

                                    (4) a change in the composition of the Board
over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

                           c. CONSTRUCTIVE TERMINATION shall occur if Employee
resigns his employment within ninety (90) days of the occurrence of any of the following events: (i) any reduction in the Base Salary of the Employee; (ii) a relocation (or demand for relocation) of Employee's place of employment to a location more than thirty-five (35) miles from Employee's current place of employment; or (iii) a significant or material reduction in Employee's job duties or level of responsibility or the imposition of significant or material limitations on Employee's autonomy in his position.

                           d. 1934 ACT means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

                           e. TERMINATION FOR CAUSE means a termination of
Employee's employment by the Company due to the Employee's:

                                    (1) Willful misconduct that has a material
adverse effect on the Company's operations, prospects, reputation or business;

                                    (2) Conviction of a felony;

                                    (3) Act of fraud against, or theft of
property belonging to, the Company.

                           f. TERMINATION WITHOUT CAUSE means a termination of
Employee's employment by the Company for any reason other than those specified in subparagraph 3.e.(1) through (3) above.

                           g. DISABILITY shall mean a determination by the
Company's Board of Directors that as a result of any physical or mental injury or disability, Employee has been unable to perform the essential functions of his job, with or without reasonable accommodation, for a period of six consecutive months or for eight months out of any twelve-month period. If such circumstances have occurred, then the Board of Directors may give written notice to Employee of a termination due to Disability.


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                  4. EMPLOYMENT. The Company shall be entitled to all of the benefits and profits arising from or incident to the work, services and advice rendered by the Employee relating to the work performed for the Company. The Employee shall make all information available to the Company that relates to the Company's business of which he has any knowledge and shall not use any such information or the benefits of any such information for his personal profit or that of any third party. The Employee agrees to use his best efforts to promote the interests of the Company including, where appropriate, the publication of articles in medical and scientific journals and the participation in medical and scientific seminars and symposiums relating to the business and affairs of the Company and/or his research efforts performed for and on behalf of the Company.

                  5. DISCLOSURES. Employee shall promptly disclose in writing to the officials designated by the Company to receive such disclosures, complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product (hereinafter referred to as "Inventions"), whether Employee considers them patentable or not, made, developed, perfected, devised, conceived or reduced to practice by Employee, either solely or in collaboration with others, during the period of Employee's employment by the Company, and up to and including a period of twelve (12) months after termination of employment, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or to the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by Employee for the Company or with the equipment, supplies, facilities or confidential information of the Company.

                  6. CONFIDENTIALITY. Employee recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information, relating to the business, products, practices or techniques of the Company (hereinafter referred to as "Confidential Information"). Employee shall at all times regard and preserve as confidential such Confidential Information obtained by Employee from whatever source and shall not, either during Employee's employment or thereafter, publish or disclose any part of such Confidential Information in any manner, or use the same except on behalf of the Company, without the prior written consent of the Company. Further, Employee shall, during his employment and thereafter, refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company.

                  7. ASSIGNMENT OF RIGHTS. Employee hereby agrees that any Inventions made, developed, perfected, devised, conceived or reduced to practice by Employee during the period of his employment by the Company, and any other Inventions made, developed, perfected, devised, conceived or reduced to practice by Employee during said period of twelve (12) months after termination of his employment if based upon the Confidential Information of the Company, relating either directly or indirectly to the business, products, practices or techniques of the Company or to the Company's actual or demonstrably anticipated research or development, or resulting from any work performed by Employee for the Company or with the equipment, supplies, facilities or Confidential Information of the Company, are the sole property of the


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Company, and hereby assigns and agrees to assign to the Company, its successors and assigns, all of my right, title and interest in and to said Inventions, and any patent applications or Letters Patent thereon.

                                  NOTIFICATION

                  THIS AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON EMPLOYEE'S OWN TIME, AND (a) WHICH DOES NOT RELATE (1) TO THE BUSINESS OF THE COMPANY OR (2) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (b) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY, AS DEFINED AND PROVIDED BY
SECTION 2870 OF THE CALIFORNIA LABOR CODE.

                  8. COVENANT OF COOPERATION. Employee shall, at any time during employment or thereafter, upon request and without further compensation therefor, but with all reasonable expenses incurred by Employee to be reimbursed, do all lawful acts, including but not limited to the execution of papers and oaths, the giving of testimony, and the obtaining of evidence that in the opinion of the Company, its successors or assigns, may be necessary or desirable for obtaining, sustaining, reissuing or enforcing Letters Patent in the United States and throughout the world for said Inventions, and for perfecting, recording or maintaining the title of the Company, its successors and assigns, to said Inventions and to any patent applications made and any Letters Patent granted for said Inventions in the United States and throughout the world.

                  9. PATENT ENFORCEMENT. The Company shall have the sole discretion whether to obtain, maintain, modify or enforce any domestic or foreign patent for said Inventions assigned to the Company pursuant to this Agreement. The Company is free to enter into any licensing or assignment agreement with any third party or to use whatever means it deems best to develop, promote or market said Inventions assigned to the Company pursuant to this Agreement or any domestic or foreign patent thereof.

                  10. CLAIMS BY THIRD PARTY. As to any Inventions which were made, developed, perfected, devised, conceived or reduced to practice by Employee during the period of his employment by the Company, and up to and including a period of twelve (12) months after termination of his employment, but which are claimed for any reason to belong to an entity or person other than the Company, Employee will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Inventions under the terms of this Agreement.

                  11. RECORD KEEPING. Employee shall keep complete, accurate and authentic accounts, notes, data and records of any and all of said Inventions in the manner and form requested by the Company. Such accounts, notes, data and records, including all copies thereof, shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it, or if not previously surrendered, Employee will promptly surrender the same to the Company at the conclusion of his employment.


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                  12. RECORDS ARE PROPERTY OF COMPANY. Employee agrees that all accounts, notes, data sketches, drawings and other documents and records, and all material and physical items of any kind, including all reproductions and copies thereof, which relate in any way to the business, products, practices or techniques of the Company or contain Confidential Information, made by Employee or that come into Employee's possession by reason of his employment are the property of the Company and shall be promptly surrendered to the Company at the conclusion of Employee's employment.

                  13. NON-SOLICITATION. Employee shall not, for a period of one
(1) year from the date of termination of employment with the Company, directly or indirectly solicit the services of any employee or induce or attempt to induce current employees of the Company to terminate their employment with the Company. However, this obligation shall not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

                  14. SEVERANCE PAYMENTS AND OTHER BENEFITS IN THE EVENT OF TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE OF CONTROL.

                           a.  In the event that either of the following two
events occur within two years after a Change of Control, the Company will provide the following payment and benefits to Employee (or his estate): (i) Employee's employment is terminated by the Company Without Cause, or (ii) Employee's employment terminates as a result of a Constructive Termination:

                                    (1) The Company shall make the following
payments to Employee:

                                            (A) ACCRUED SALARY AND BENEFITS.
The Company shall pay Employee's Base Salary through the effective date of termination of Employee's Employment. In addition to the Severance Payments payable to an eligible employee as described below, such employee shall receive the following: (i) payment for accrued but unused vacation time; and (ii) group health coverage, including eligible medical, dental and vision insurance through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA.)

                                            (B) SEVERANCE PAYMENTS. The Company
shall pay to Employee three (3) times the sum of (a) his annual Base Salary in effect immediately prior to the Change of Control and (b) a payment equal to the higher of (x) 100% of Employee's target bonus as determined under the Company's incentive compensation plan or (y) an average of the last three actual bonuses awarded to Employee. If an annual incentive compensation plan has not been implemented, then the determination in (y) will govern.

                                            (C) MANNER OF PAYMENT. Severance
Payments may be paid in accordance with regular payroll periods, in a single lump sum payment, or any combination thereof, as deemed appropriate by the Company. Taxes and other appropriate deductions will be withheld; however, 401k contributions will not be allowed.

                                    (2) The Company shall provide the following
benefits to Employee:


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                                            (A)   COBRA.  An eligible Employee's
existing coverage under the Company's group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the eligible Employee's employment terminates. The eligible Employee and his eligible dependents may then be eligible to elect temporary continuation coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The eligible Employee (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If an eligible
Employee elects COBRA continuation coverage, then the Company will pay for COBRA coverage (such payments shall not include COBRA coverage with respect to the Company's Section 125 health care reimbursement plan) for (i) eighteen (18) months, or (ii) the maximum period permitted under COBRA. If Employee does exhaust the applicable COBRA period, the Company will reimburse Employee for the cost of an individual health insurance policy in an amount not to exceed the amount of the monthly COBRA premium previously paid by the Company pursuant to this paragraph for the remainder of the three year period following Employee's termination of employment. After such period of Company-paid coverage, the eligible employee (and, if applicable, his eligible dependents) may continue coverage at his own expense in accordance with COBRA or other applicable laws.
No provision of this agreement will affect the continuation coverage rules under COBRA. Therefore, the period during which the eligible employee must elect to continue the Company's group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to the eligible employee, and all the eligible employee's other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. In the event, however, an Employee becomes eligible for benefits under another plan prior to the expiration of the period in which the Company is paying benefit premiums, the Company shall no longer be obligated to pay such benefit premiums. The Employee is required to notify the Company of eligibility for benefits under another plan and is expected to enroll in the new group plan at the first eligible opportunity unless Employee chooses, at Employee's sole expense, to continue COBRA benefits through the Company. If Employee fails to notify the Company of Employee's eligibility for alternative benefits, the Company shall have the right to discontinue payment of COBRA premiums upon thirty (30) days notice to Employee. In no event shall a cash payment be made to Employee in lieu of the payment of COBRA premiums. The payment of COBRA premiums by the Company shall not extend the maximum eligible COBRA coverage period.

                                            (B) OUTPLACEMENT SERVICES. The
Company will make available to Employee, upon his request, outplacement services provided by a reputable outplacement counselor selected by the Company for a period of nine months following termination. The Company will assume the cost of all such outplacement services. In no event will a cash payment be made in lieu of outplacement benefits.

                  15. ACCELERATION OF STOCK OPTIONS IN THE EVENT OF A CHANGE OF CONTROL. In the event of a Change of Control (whether or not followed by termination of Employee's employment), all stock options under any Company stock option plan which Employee holds at the time of such Change of Control shall become fully "vested" (i.e., immediately exercisable). The Company shall also extend the period of exercisability of those stock options to the maximum of four years, or the natural expiration of the stock options, whichever is earlier.


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                  16. SEVERANCE PAYMENTS AND OTHER BENEFITS IN THE EVENT OF
TERMINATION OTHER THAN FOLLOWING A CHANGE OF CONTROL.

                           a.  In the event Employee's employment is terminated
Without Cause or there is a Constructive Termination other than within two (2) years following a Change in Control, the Company shall provide the payments and other benefits specified below to Employee:

                                    (1) The Company shall make the following
payments to Employee:

                                            (A)  ACCRUED SALARY AND BENEFITS.
The Company shall pay Employee's Base Salary through the effective date of termination of Employee's Employment. In addition, Employee shall receive the following: (i) payment for accrued but unused vacation time; and (ii) group health coverage, including eligible medical, dental and vision insurance through the last day of the calendar month during which the termination occurs (group health coverage after such date being governed by COBRA.)

                                            (B)  SEVERANCE PAYMENTS. The Company
shall pay to Employee a severance payment equal to eighteen (18) months of Employee's Monthly Salary in effect immediately prior to the termination. This eighteen-month period will be referred to as the "Severance Period".

                                            (C)  MANNER OF PAYMENT. These
Severance Payments may be paid in accordance with regular payroll periods over the duration of the Severance Period, in a single lump sum, or any combination thereof, as deemed appropriate by the Company. Taxes and other appropriate deductions will be withheld however, 401(k) contributions will not be allowed.

                                    (2) The Company shall provide the following
benefits to Employee:

                                            (A)  COBRA.  An eligible Employee's
existing coverage under the Company's group health plan (and, if applicable, the existing group health coverage for eligible dependents) will end on the last day of the month in which the eligible Employee's employment terminates. The eligible Employee and his eligible dependents may then be eligible to elect temporary continuation coverage under the Company's group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). The eligible Employee (and, if applicable, his eligible dependents) will be provided with a COBRA election form and notice which describe his rights to continuation coverage under COBRA. If an eligible Employee elects COBRA continuation coverage, then the Company will pay for COBRA coverage (such payments shall not include COBRA coverage with respect to the Company's Section 125 health care reimbursement plan) for the Severance Period. After such period of Company-paid coverage, the eligible employee (and, if applicable, his eligible dependents) may continue COBRA coverage at his own expense in accordance with COBRA. No provision of this agreement will affect the continuation coverage rules under COBRA. Therefore, the period during which the eligible employee must elect to continue the Company's


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group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to the eligible employee, and all the eligible employee's other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. In the event, however, an Employee becomes eligible for benefits under another plan prior to the expiration of the period in which the Company is paying benefit premiums, the Company shall no longer be obligated to pay such benefit premiums. The Employee is required to notify the Company of eligibility for benefits under another plan and is expected to enroll in the new group plan at the first eligible opportunity unless Employee chooses, at Employee's sole expense, to continue COBRA benefits through the Company. If the Employee fails to notify the Company of Employee's eligibility for alternative benefits, the Company shall have the right to discontinue payment of COBRA premiums upon thirty (30) days notice to Employee. In no event shall a cash payment be made to eligible employees in lieu of the payment of COBRA premiums. The payment of COBRA premiums by the Company shall not extend the maximum eligible COBRA coverage period.

                                            (B) OUTPLACEMENT. The Company will
make available to Employee, upon his request, outplacement services provided by a reputable outplacement counselor selected by the Company for a period of nine months following termination. The Company will assume the cost of all such outplacement services. In no event will a cash payment be made in lieu of outplacement benefits.

IN NO EVENT SHALL EMPLOYEE BE ENTITLED TO OR RECEIVE SEVERANCE BENEFITS UNDER BOTH THIS PARAGRAPH 16 AND PARAGRAPH 14. Similarly, if Employee is eligible to receive severance benefits under any other severance plan created by the Company then it will reduce dollar for dollar any benefit due under this Agreement.

                  17. SECTION 280G LIMITATION ON SEVERANCE PAYMENTS. The Severance Payments as described in Paragraph 14(1)(B) of this Agreement shall be reduced as necessary so that the present value, as determined in accordance
Section 280G(d)(4) of the Internal Revenue Code, of the sum of (i) the Severance Payments and (ii) all other payments, if any, that must be taken into account for purposes of computation under Section 280G(b)(2)(A)(ii) of the Internal Revenue Code in respect of Employee does not exceed 2.99 times Employee's base amount, as "base amount" is defined in Section 280G(b)(3) of the Internal Revenue Code .

                  18. RETENTION BONUS PROGRAM. Employee will continue to participate in the Retention Package program as explained in the memorandum to Employee dated December 3, 1998.

                  19. REAL ESTATE. Employee and Company jointly own Employee's principal residence as tenants in common with respective percentage undivided interests determined as follows: The Company's interest shall be calculated by dividing $300,000 by the purchase price of the Property, the result to be expressed as a percentage; Employee's interest shall be 100 percent minus the Company's interest. These respective percentage interests shall remain constant unless otherwise agreed by the Company and Employee or unless recalculated as provided below. Notwithstanding the foregoing, (1) Employee shall maintain the Property and pay all expenses associated with the Property, including but not limited to all mortgage payments; upkeep; taxes; insurance; homeowner association fees, if any; repairs and


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improvements (improvements shall be at Employee's option), and utilities; and
(2) Employee shall not alienate his interest in the Property without the Company's consent. If the Employee fails or refuses for any reason to perform the obligations and make the payments called for in clause (1) of the foregoing sentence, the Company may cause the obligations to be performed and/or make the payments and, at its option, (x) deduct any expenditures from the payment of any compensation to Employee called for by this Agreement on any reasonable basis, or (y) add the full amount of any expenditures directly to its $300,000 initial equity and, using the sum as the new numerator, recalculate the respective percentage undivided interests of the parties using as a denominator the same purchase price of the property. Employee shall execute and cooperate in the recording of all documents necessary to evidence the parties' agreement contained in this paragraph.

                  Within 30 days of termination of Employee's employment for any reason, the parties shall agree on a valuation of the Property. If they cannot agree within that time, each party shall select a certified appraiser to perform an appraisal of the property at each selecting party's expense, and the appraisal shall be the average of the two appraisals. The valuation reached by either method shall be called the Agreed Valuation. Within (a) three years from the date of termination of Employee's employment due to death or Disability, (b) two years from the date of termination of Employee's employment in the event of a Termination for Cause or Constructive Termination, or (c) one year from the date of termination of Employee's employment in the event of a resignation by Employee (other than a Constructive Termination), Employee (or his estate) shall take such actions as are necessary to purchase the Company's interest in the Property for a purchase price equal to the Company's percentage interest in the property at the date of appraisal times the Agreed Valuation. The Company shall cooperate with Employee to sell the Property under such circumstances if the Employee is unwilling or unable to purchase the Company's interest, and Employee shall be deemed to have complied with his purchase obligation under this Subparagraph if a purchasing third party pays the Company the purchase price.

                  If the Employee is deemed to receive taxable income for any payment or reimbursement under this subparagraph, such payments will be grossed up to account for all applicable income taxes.

                  20. RESIGNATION, DEATH OR DISABILITY. Employee will not be entitled to any Severance Benefits or Severance Payments under Paragraphs 14 or 16, or under any other plan, or any other provision of this Agreement, if his employment is terminated by the Company for Cause or if his employment terminates due to disability, death or resignation (other than a resignation which constitutes a CONSTRUCTIVE TERMINATION).

                  21. EXCLUSIVITY. Employee shall not, while employed by the Company engage in any other employment or business venture for his account or on behalf of others that relates, directly or indirectly, to the business and affairs of the Company without the prior written consent of the Company.

                  22. PROHIBITION AGAINST ASSIGNMENT. Employee agrees that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or any executor, administrator, heir, legatee, distributee


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or any other person claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate or otherwise dispose of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

                  23. NOTICE. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail, return receipt requested, which shall be addressed, in the case of the Company, to its office in San Diego, California, and in Employee's case to his last known place of residence as reflected on the Company's records.

                  24. ENTIRE AGREEMENT. This Agreement, and any stock option or stock purchase agreements that Employee has with the Company, constitute the entire agreement between Employee and the Company and contains all of the agreements between the parties with respect to the subject matter hereof; this Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter hereof.

                  25. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives, executors, administrators, and successors.

                  26. NO OTHER AGREEMENTS. Employee affirms that Employee has no agreement with any other party that would preclude his compliance with his obligations under this Agreement as set forth above.

                  27. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of California.

                  28. AMENDMENT OF AGREEMENT. No change or modification of this Agreement shall be valid unless the same is in writing and signed by Employee and the Company. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

                  29. SEVERABILITY. If any portion or portions of this Agreement shall be, for any reason, deemed to be invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

                  30. BREACH. In the event either party breaches this Agreement and the other party prevails in an action to enforce the terms of this Agreement, the losing party agrees to pay to the prevailing party all reasonable attorneys' fees and costs incurred by the prevailing party in prosecuting such action, and all damages suffered by the prevailing party.

                  31. HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in construction of the provisions hereof.

                  32. WAIVER OR BREACH. The waiver by either of the parties hereto of any breach of any provision hereof shall not be construed to be a waiver of any succeeding breach of that provision or a waiver of any other provision of this Agreement.

                  33. ARBITRATION OF DISPUTES. Any dispute arising under this Agreement shall be resolved through final and binding arbitration conducted pursuant to the rules of the American Arbitration Association. This shall be in lieu of any right to a jury trial, which right is expressly waived.

                  34. GENERIC DRUG ENFORCEMENT ACT CERTIFICATION. The undersigned, certifies that he (1) has never been charged with or convicted of a federal felony for conduct relating to the development, approval, or regulation of any drug product or device regulated by the United States Food and Drug Administration, and (2) has never been debarred or subject to a debarment proceeding under the Generic Drug Enforcement Act of 1992.







    (THIS SECTION HAS BEEN INTENTIONALLY LEFT BLANK FOR FORMATTING REASONS.)

                  WHEREAS, the parties have executed this Agreement as of the date first above written.

                                         MOLECULAR BIOSYSTEMS, INC.



                                         By:
                                            ----------------------------------
                                              Director, Board of Directors,
                                         Molecular Biosystems, Inc.


                                         By:
                                            ----------------------------------
                                              Bobba Venkatadri


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